Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Books-A-Million, Inc. on Form 10K for the year ended January 29, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Books-A-Million, Inc. on Forms S-8 (File No. 333-167134 effective May 27, 2010, File No. 333-167133 effective May 27, 2010; File No. 333-151694 effective June 17, 2008; File No. 333-135719 effective July 12, 2006; File No. 333-126008 effective June 21, 2005; File No. 333-116831 effective June 24, 2004; File No. 333-84822 effective March 22, 2002; File No. 333-34384 effective April 7, 2000;  File No. 333-58619 effective July 7, 1998; File No. 33-86980, effective December 1, 1994; and File No. 33-72812 effective December 10, 1993).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
April 14, 2011